Exhibit 99.1

For Immediate Release

Danka Announces Americas Group Organizational Realignment

– Streamlined structure will enhance high-level focus on customer relationships –

ST. PETERSBURG, FLORIDA (April 6, 2005) – Danka Business Systems PLC (NASDAQ: DANKY) today announced changes in its Americas Group organization designed to streamline the management structure and advance the company’s objective to achieve closer, more productive relationships with its customers.

Effective with the beginning of Danka’s new fiscal year on April 1, 2005, President and Chief Executive Officer Todd Mavis assumed direct responsibility for all U.S. sales channels, adding the TechSource initiative and the general-line sales force to his existing oversight of specialized account relationships. This change will simplify and improve Danka’s approach to its U.S. customer base and bring additional focus to the company’s delivery of equipment solutions and print services to its largest market.

As part of this realignment, Michael Wedge, Executive Vice President and Chief Information Officer has assumed expanded operating responsibilities for the Americas. In addition to managing back office and IT operations, in this new role he will provide leadership for all customer fulfillment activities. Wedge joined Danka in 2003 during its conversion to its Oracle ERP system, and he managed its successful implementation and expansion. In addition, he has played a leading role in progressing key customer initiatives and executing on critical Vision 21 reengineering efforts.

Americas Chief Operating Officer, Michael Popielec, will be leaving the company after a 60 day transition period. Popielec was recruited in 2003 to run Danka’s non-European international operations and was responsible for the successful implementation of a number of important business execution initiatives.

April 6, 2005

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.